[TEMPLE-INLAND INC. LOGO]



NEWS
RELEASE-------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


 TEMPLE-INLAND INC. REPORTS IMPROVED FIRST QUARTER 2004 RESULTS

     AUSTIN, TEXAS, April 26, 2004--Temple-Inland Inc. today reported first quarter 2004 net income of $13 million, or $0.24 per diluted share, compared with a first quarter 2003 net loss of $18 million, or $0.32 per diluted share, and a fourth quarter 2003 net loss of $39 million, or $0.71 per diluted share.

     Results for first quarter 2004 include (i) an after-tax impairment charge of $7 million, or $0.13 per share, associated with the possible sale of the Clarion MDF facility, and (ii) an after-tax charge of $4 million, or $0.07 per share, associated with converting facility closures and Project TIP consolidation and supply chain initiatives. As reflected in the table below, the total effect of these special items is ($0.20) per share.

                                      First          Fourth
                                     Quarter         Quarter
                                 ---------------     -------
                                 2004       2003       2003
                                 ----       ----       ----
   Net income (loss) per dil.
     share as reported          $0.24     $(0.32)    $(0.71)

   Special items                 0.20       0.11       1.11
                                 ----       ----       ----
   Net income per diluted share,
     excluding special items    $0.44     $(0.21)    $ 0.40

   Effective tax rate              39%        42%        30%


Corrugated Packaging

     The corrugated packaging operation reported income of $10 million in first quarter 2004, compared with $2 million in first quarter 2003 and a loss of $5 million in fourth quarter 2003. Despite lower box prices and higher OCC costs, earnings improved in first quarter 2004 compared with first quarter 2003 and fourth quarter 2003 due to higher volumes and lower mill and converting costs.

     On a volume per workday basis, shipments of corrugated containers were up 4.6% in first quarter 2004 compared with shipments in first quarter 2003 and up 0.5% compared with fourth quarter 2003. On an actual basis, shipments of corrugated containers were up 7.9% in first quarter 2004 compared with shipments in first quarter 2003 and up 2.1% compared with fourth quarter 2003.

     Average prices for corrugated containers in first quarter 2004 were 5% lower than first quarter 2003 and down 1% compared with fourth quarter 2003. The average cost of OCC in first quarter 2004 was up 26% compared with first quarter 2003 and up 13% compared with fourth quarter 2003. Energy costs were down $3 million in first quarter 2004 compared with first quarter 2003 and up $4 million compared with fourth quarter 2003.

Forest Products

     The forest products operation reported income of $32 million in first quarter 2004, compared with a loss of $7 million in first quarter 2003 and income of $35 million in fourth quarter 2003. Operating income for first quarter 2004 included $3 million from high-value land sales compared with $1 million in first quarter 2003 and $5 million in fourth quarter 2003. The average sales price per acre of high-value land in first quarter 2004 was approximately $8,000 per acre.

     Average lumber prices in first quarter 2004 were up 18% compared with first quarter 2003, but down 2% compared with fourth quarter 2003. Particleboard prices were up 13% compared with first quarter 2003 and up 9% compared with fourth quarter 2003. Medium density fiberboard (MDF) prices were up 2% compared with first quarter 2003 and up 4% compared with fourth quarter 2003. Gypsum prices were up 26% compared with first quarter 2003 and up 6% compared with fourth quarter 2003. Shipments for lumber and particleboard were up in first quarter 2004 compared with first quarter 2003 and fourth quarter 2003. Shipments for gypsum were up in first quarter 2004 compared with first quarter 2003, but flat compared with fourth quarter 2003. Excluding the Clarion MDF facility, which was shut down in third quarter 2003, shipments for MDF were up in first quarter 2004 compared with first quarter 2003 and fourth quarter 2003.

Financial Services

     The financial services operation reported income of $53 million in first quarter 2004 compared with $39 million in first quarter 2003 and $54 million in fourth quarter 2003. The improvement in earnings in first quarter 2004 compared with first quarter 2003 was the result of increased spreads, lower loan loss provision, and continued benefits from cost improvement programs.

Comments

     In announcing first quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, "The improvement in operating results in first quarter 2004 reflects the convergence of significant benefits from our strategic and cost reduction initiatives and improving market conditions.

     "In our corrugated packaging operation we are pleased with the continued strong improvement in box shipments, especially as the growth in shipments during first quarter 2004 was generated with three less box plants in our system. This positive trend in shipments has continued into the second quarter, and inventories remain at very low levels.

     "Results in our forest products operation reflect strong housing and repair and remodeling markets, improved pricing and volumes, and lower costs. We continue to benefit from maximizing the value of our forestland through increased fiber growth and self-sufficiency and the development of significant real estate opportunities on high-value land.

     "The results from financial services reflect the benefits from the revised asset-allocation targets to increase single-family mortgage asset exposure and continued efforts to lower costs. These two major initiatives have successfully lowered the risk profile of the portfolio and improved earning power, which provide a solid platform for strong profitability, cash flow and return on investment going forward."

     Commenting on the quarter, Mr. Jastrow said "During first quarter 2004, we continued to make progress on our initiatives to lower costs, improve operational efficiency, increase asset utilization and drive return on investment. Our high level of integration allows us to run the containerboard mills full, thereby increasing efficiency and lowering costs. We are realizing additional cost reductions by improving mill processes. We are also implementing initiatives to lower costs in our converting system through improved asset utilization and reduced personnel requirements. In fourth quarter 2003, we eliminated over 300 positions, resulting in annual savings of $20 million. In first quarter 2004, we announced the closure of converting facilities in Dallas, Texas and Raleigh, North Carolina.

     "Savings associated with Project TIP were $12 million through first quarter 2004, which represents current annual savings of $48 million. We remain confident in our ability to achieve $60 million in annual savings from Project TIP consolidation and supply chain initiatives by the end of 2004."

     The Company will host a meeting in New York on April 27, 2004 at 8:00 am EDT to discuss results of the first quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland's Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 67576647.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (R) (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)



                                        First Quarter
                                        -------------
                                        2004     2003<Fa>
                                        ----     ----
Total revenues                        $ 1,148   $ 1,135
                                        =====     =====

Income (loss) from continuing
  operations                          $    13   $   (17)
Effect of accounting change                --        (1)
Discontinued operations                    --        --
                                        -----     -----
Net income (loss)                     $    13   $   (18)
                                        =====     =====

Diluted earnings per share:
   Income  (loss) from continuing
     operations                       $  0.24   $ (0.31)
  Effect of accounting change              --     (0.01)
  Discontinued operations                  --        --
                                        -----     -----
    Net income (loss)                 $  0.24   $ (0.32)
                                        =====     =====

Average shares outstanding -
  diluted                                55.6      54.0

                        Business Segments


Revenues
Corrugated packaging                  $   673   $   667
Forest products                           220       180
Financial services                        255       288
                                        -----     -----
    Total revenues                    $ 1,148   $ 1,135
                                        =====     =====

Income
Corrugated packaging                  $    10   $     2
Forest products                            32        (7)
Financial services                         53        39
                                        -----     -----
  Segment operating income<Fa>             95        34
Unallocated expenses                      (23)      (19)
Other expense                             (19)      (9)
Parent company interest                   (32)      (35)
                                        -----     -----
  Income (loss) before taxes               21       (29)
Income (taxes) benefit                     (8)       12
                                        -----     -----

Income (loss) from continuing
  operations                               13       (17)
Effect of accounting change                --        (1)
Discontinued operations                    --        --
                                        -----     -----
    Net income (loss)                 $    13   $   (18)
                                        =====     =====

<Fa> As previously announced, as a result of the consolidation of our administrative functions and the adoption of a shared services concept, beginning in first quarter 2004, we changed the way we allocate cost to the business segments. The effect of this change was to increase segment operating income and to increase unallocated expenses by a like amount. First quarter 2003 amounts have been reclassified below to reflect this change.


                                     First Quarter 2003
                         --------------------------------------------
                            As
                         Originally                           As
                         Reported     Reclassification   Recalssified
                         --------     ----------------   ------------
 Corrugated packaging    $   (4)         $     6           $    2
 Forest products             (9)               2               (7)
 Financial services          39               --               39
                           ----             ----             ----
   Segment operating
    income                   26                8               34
 Unallocated expenses       (20)              (8)             (28)
                           ----             ----             ----
 Operating income         $   6          $    --            $   6
                           ====             ====             ====


               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)



                                      First Quarter
                                     ---------------
                                     2004       2003
                                     ----       ----
                                   Dollars in millions
Revenues <Fa>
Corrugated Packaging <Fb>          $  673     $  667

Forest Products
  Pine lumber                      $   79     $   56
  Particleboard                        44         39
  Medium density fiberboard            25         26
  Gypsum wallboard                     23         18
  Fiberboard                           17         14
  Other                                32         27
                                    -----      -----
    Total Forest Products          $  220     $  180
                                    =====      =====

Unit sales <Fa>
Corrugated Packaging <Fb>,
  thousands of tons                   953        904

Forest Products
  Pine lumber, mbf                    236        198
  Particleboard, msf                  160        155
  Medium density fiberboard, msf       57         64
  Gypsum wallboard, msf               171        161
  Fiberboard, msf                      97         87

<Fa>  Revenues and unit sales do not include joint venture
      operations.
<Fb>  Includes boxes sold and open market sales of linerboard.